ILLINOIS TOOL WORKS INC. AND PREMARK INTERNATIONAL, INC. AGREE TO MERGER

GLENVIEW, Ill., and DEERFIELD, Ill., Sept. 9 -- Illinois Tool Works Inc., a diversified manufacturer of engineered components and specialty systems worldwide, and Premark International, Inc., a manufacturer of commercial and consumer products, announced today that they have entered into a merger agreement that will combine their multibillion dollar businesses. Premark shareholders will receive ITW stock at the closing with a market value of $55 per share for each of their Premark shares if the average closing market price of ITW stock stays within a 15% plus or minus range of $78.03 per share during the 20 trading days prior to the merger. If ITW's average closing market price increases or decreases more than 15% from $78.03 during this period, Premark's shareholders will receive ITW stock with a market value that is somewhat higher or lower than $55 per share for each of their Premark shares. In no event, however, will Premark shareholders receive more than .9181 or less than .5776 of a share of ITW stock for each of their Premark shares.

The transaction is valued at approximately $3.4 billion. Premark shares closed at $34.19 and ITW shares closed at $79.69 on Wednesday, Sept. 8, 1999. The transaction is structured as a tax-free reorganization and will be accounted for as a pooling of interests. At the current market price of ITW stock, the merger is expected to be modestly accretive. As a result of the transaction Premark will become a wholly owned subsidiary of ITW. Premark's share repurchase program has been terminated.

With annual revenues of $2.7 billion and 19,000 employees, Premark is a leading developer and manufacturer of brand name products that are marketed in more than 100 countries. The company operates in three business segments: food equipment, decorative products, and consumer products. Key brand names within the Premark line include Hobart, Vulcan, Traulsen, Wilsonart, Florida Tile, West Bend and Precor.

Premark's Food Equipment Group serves restaurants, hotels, hospitals, cafeterias, supermarkets, bakeries and delis. The Decorative Products Group features laminates for kitchen countertops, bathroom vanities, cabinets, office equipment and furniture and store fixtures. The Consumer Products Group is made up of small electrical appliances, direct to home cookware, and fitness equipment.

"Over the years, Premark has built a distinct reputation for developing brand name products that are leaders within its respective markets," said W. James Farrell, ITW's chairman and chief executive officer. "This combination of strong product development and marketing know-how would make Premark an ideal addition to ITW's increasingly diversified line of products, particularly in our construction products and specialty systems areas."

According to James M. Ringler, Premark's chairman and chief executive officer, "This transaction enhances our prospects for accelerated progress in improving growth and returns. It also optimizes shareholder value and allows our stockholders to participate in the future growth of ITW, one of the world's leading diversified manufacturing companies." It is anticipated that Ringler will assume a senior management role at ITW upon completion of the merger.

This transaction is subject to customary regulatory reviews and approval by the shareholders of Premark and depending on the number of ITW shares to be issued, the shareholders of ITW. The Board of Directors of both companies have approved the transaction.

ITW is a $5.6 billion diversified manufacturer of highly engineered components and industrial systems. The company consists of more than 400 decentralized operations in 36 countries and employs approximately 29,000 people.

Contacts: ITW:       John Brooklier, 847-657-4104
          Premark:   Isabelle Goossen, 847-405-6218

                           Premark International, Inc.
                                   Fact Sheet
    Overview

    Premark International is a multibillion-dollar manufacturer of commercial and consumer products which comprise three segments:

    o Food Equipment ... commercial food equipment for restaurants, hotels, hospitals, cafeterias, supermarkets, bakeries and delis. 52% of '98 sales; 47% of '98 operating income.
    o Decorative Products ... laminates for kitchen countertops, bathroom vanities, cabinets, office equipment, and furniture and store fixtures as well as ceramic tile for residential and commercial usage. 36% of '98 sales; 40% of '98 operating income.
    o Consumer Products ... small electrical appliances and direct to home cookware; fitness equipment for specialty retailers. 12% of '98 sales; 13% of '98 operating income.

    Key Brands
    o Hobart, Vulcan, Traulsen, Wilsonart, Florida Tile, West Bend, Precor

    Financial Highlights (dollars in millions except per share amount)

                                      1998            1997        % Increase
    Net Sales                     $2,739.1        $2,406.8            13.8%
    Operating Income                 219.6           174.7            25.7
    Net Income                       136.1           103.8            31.2
    Net Income Per Share (Diluted)    2.11            1.59            32.7

    Selected Segment Data (dollars in millions)

                                      1998           1997         % Increase
    Net Sales
      Food Equipment              $1,411.2        $1,286.0             9.7%
      Decorative Products            996.0           790.2            26.0
      Consumer Products              331.9           330.6             0.4
        Total                     $2,739.1        $2,406.8            13.8%

                       SOURCE: Illinois Tool Works Inc.